Exhibit 17.1

Date:     4th May, 2016

To:	Dragon Jade International Limited
Unit 2, 23/F,
New World Tower I,
18 Queens Road Central,
Hong Kong

Dear Sir/Madam,

I, the undersigned, hereby tender my resignation as Director of Dragon Jade International Limited with effect from the date of this letter.

Yours Sincerely,

/s/ Fan Wah Thomas, Lai
Fan Wah Thomas, Lai